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                                                                  Exhibit 3.3(k)

                            ARTICLE OF INCORPORATION

                                       OF

                            PANITZ HOMES REALTY, INC.

      The undersigned subscriber to these Articles of Incorporation, being a natural person competent to contract, hereby forms a corporation for profit under the laws of the State of Florida.

                                ARTICLE I - NAME

      The name of this corporation is PANITZ HOMES REALTY, INC.

                              ARTICLE II - DURATION

      This corporation shall exist perpetually.

                              ARTICLE III - PURPOSE

      This corporation is organized for the following purposes:

      (a) To engage in the Real Estate Brokerage business and the doing of any of any and all things related thereto.

      (b) The ownership, purchase, sale, mortgage or pledge, and the dealing in and with all kinds of and manner of property, whether real, personal, tangible or intangible.

      (c) The transaction of any and all other lawful business for which corporations may be incorporated and the doing of all lawful things related thereto.

                           ARTICLE IV - CAPITAL STOCK

      This corporation is authorized to issue 7,5000 shares of $1.00 per value common stock.
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                 ARTICLE V - INITIAL REGISTERED OFFICE AND AGENT

      This street address of the initial registered office of this corporation is 6339-1 Argyle Forest Boulevard, Jacksonville, Florida 32244, and the name of the initial registered agent of this corporation at that address is Leon J. Panitz, Jr.

                   ARTICLE VI - INITIAL BOARD OF THE DIRECTORS

      This corporation shall have two (2) directors initially. The number of directors may be either increased or diminished from time to time by this by-laws but shall never be less than one (1).

The names and addresses of the initial directors of the corporation are:

Leon J. Panitz, Jr.     6339-1 Argyle Forest Boulevard
                        Jacksonville, Florida 32244

Arthur M. Darby         6339-1 Argyle Forest Boulevard
                        Jacksonville, Florida 32244

                  ARTICLE VII - RESTRAINT ON TRANSFER OF SHARES

      The shareholders may, be agreement, impose any reasonable restraint on the transfer or alienation of shares.

                           ARTICLE VIII - INCORPORATOR

      This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon he shareholders is subject to this reservation.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation , this 23, day of January, 1986.


                                     /s/ Leon J. Panitz, Jr.
                                     --------------------------
                                     LEON J. PANITZ, JR.

STATE OF FLORIDA
COUNTY OF CLAY


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      BEFORE ME, a notary public authorized to take acknowledgments in the state and county set forth above, personally appeared LEON J. PANITZ, JR., known to me and to be the person who executed the foregoing Articles of Incorporation, and he acknowledged before me that he executed those Articles of Incorporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 23rd day of January, 1986.


                                          ----------------------------------
                                          Notary Public, State of Florida
                                          My Commission Expires: 12-6-88

                                                  (Seal)


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